UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2025

EUROPEAN WAX CENTER, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40714	86-3150064
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5830 Granite Parkway, 3rd Floor
Plano, Texas		75024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (469) 264-8123

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	EWCZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2025, the Company announced the appointment of Angela Jaskolski as Chief Operating Officer of the Company, effective August 18, 2025 (the “Effective Date”).

Ms. Jaskolski, age 52, most recently served as Chief Store Officer of Madison Reed, a franchised hair color and care company, since June 2023, where she led one of the brand’s fast-growing business channels, overseeing nearly 100 Hair Color Bar locations and driving significant performance gains, including increases in revenue, EBITDA and average unit volume. Previously, she served as Chief Operating Officer of Thrive Pet Healthcare, a veterinary services company, from October 2022 to June 2023, where she provided strategic and operational leadership for over 300 pet hospitals and more than 10,000 team members nationwide. Additionally, Ms. Jaskolski served as Chief Operating Officer of Self Esteem Brands, a fitness and wellness support company, from September 2020 to October 2022 and held other leadership roles at Self Esteem Brands from 2016 to 2020. Ms. Jaskolski brings over a decade of executive-level operations, corporate development and business strategy experience across consumer, wellness and franchise brands. Ms. Jaskolski received a B.S. in Zoology from North Dakota State University.

In connection with the appointment of Ms. Jaskolski as Chief Operating Officer, Ms. Jaskolski and the Company entered into an offer letter dated July 2, 2025, which sets forth the terms of her employment with the Company (the “Offer Letter”). Pursuant to the Offer Letter, Ms. Jaskolski will be entitled to receive an annual base salary of $450,000 and she will be eligible to participate in the Company’s bonus program with a target bonus of 60% of base salary. In connection with Ms. Jaskolski’s appointment as Chief Operating Officer, Ms. Jaskolski will receive (i) a sign-on bonus of $20,000, payable during the Company’s first pay cycle following Ms. Jaskolski’s first 90 days of continuous employment; (ii) reimbursement of certain reasonable and necessary travel and lodging expenses; (iii) a grant of 125,000 restricted stock units; (iv) a grant of options to purchase 195,000 shares of the Company’s Class A common stock (“Common Stock”) with an exercise price equal to the closing price of a share of Common Stock on the Effective Date; (v) a grant of options to purchase 135,000 shares of Common Stock with an exercise price of $9.00 and (vi) a grant of options to purchase 135,000 shares of Common Stock with an exercise price of $12.00. The restricted stock units will vest in equal installments on each of the first four anniversaries of the Effective Date, and the options will be exercisable on the fourth anniversary of the Effective Date, generally subject to continued employment through the applicable vesting date, subject to accelerated vesting in certain circumstances. Ms. Jaskolski will be eligible to participate in the Company’s Change in Control and Severance Plan.

There is no arrangement or understanding between Ms. Jaskolski and any other person pursuant to which she was appointed Chief Operating Officer of the Company. There are no transactions involving Ms. Jaskolski requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 16, 2025, the Company issued a press release in connection with the announcement of Ms. Jaskolski’s appointment as Chief Operating Officer and other changes to the Company’s executive leadership team, a copy of which is furnished herewith as Exhibit 99.1.

All of the information included in this Item 7.01 and the accompanying exhibit is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Offer Letter, dated July 2, 2025, by and between Angela Jaskolski and EWC Corporate, LLC.
99.1	Press release announcing executive leadership changes issued by European Wax Center, Inc. on July 16, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EUROPEAN WAX CENTER, INC

July 16, 2025	By:	/s/ GAVIN M. O'CONNOR
Name: Gavin M. O'Connor Title: Chief Administrative Officer, General Counsel and Corporate Secretary